Exhibit 99.1

[LOGO OF PHOTOMEDEX]

Contact: Allen & Caron, Inc.                                PhotoMedex, Inc.
         Matt Clawson (investors)                           Dennis McGrath, CFO
         949-474-4300                                       215-619-3287
         matt@allencaron.com                                info@photomedex.com

                PHOTOMEDEX SIGNS EXCLUSIVE LICENSE AGREEMENT WITH
                         MOUNT SINAI SCHOOL OF MEDICINE

MONTGOMERYVILLE, PA - April 10, 2006 - PhotoMedex, Inc. (Nasdaq: PHMD) today announced that the Mount Sinai School of Medicine of New York University has granted PhotoMedex an exclusive license to use Mount Sinai's patented methodology for utilization of ultraviolet laser light for the treatment of vitiligo. Vitiligo is a disease of the skin which results in loss of pigmentation and can be devastating to those afflicted. There are approximately 40 million people worldwide suffering with vitiligo. PhotoMedex's XTRAC(R) laser system is an ideal modality to provide the treatments necessary to treat the disease. The licensed patent is US Patent No. 6,979,327, Treatment of Vitiligo. It was issued December 27, 2005, and the inventor is James M. Spencer, MD.

President and Chief Executive Officer Jeffrey F. O'Donnell said: "Mount Sinai carries a tremendous amount of credibility in the healthcare industry and we are very pleased to have obtained the exclusive rights to their seminal, patented methodology for treatment of vitiligo. The XTRAC laser system, combined with Mount Sinai's patented methodology, provides what we believe is the most effective tool in combating this emotionally devastating disease that affects millions of people worldwide. The XTRAC is already a force in the treatment of psoriasis, and we believe that this license agreement also paves the road for the XTRAC to become accepted as the most effective treatment for vitiligo. The license strengthens our domestic business model as well. Only physicians using the XTRAC laser system will be authorized to practice the method taught in Dr. Spencer's patent, and only our sales force and other authorized representatives may teach this method to physicians wishing to utilize ultraviolet laser light to treat vitiligo."

Dr. Mark Lebwohl, the chair of the dermatology department at Mount Sinai School of Medicine, said: "We are pleased to be able to partner with PhotoMedex to provide this treatment alternative to people suffering from vitiligo. PhotoMedex is a leader in focused UV laser light therapy for the treatment of inflammatory skin disorders. The XTRAC laser has already been proven to be highly effective and safe for psoriasis. We believe that vitiligo, a condition for which there are few rapidly effective treatments, is another compelling indication for the XTRAC. PhotoMedex will have exclusive rights to pursue the therapeutic approach embodied in Dr.
Spencer's patent."

MOUNT SINAI SCHOOL OF MEDICINE:
-------------------------------

Located in Manhattan, Mount Sinai School of Medicine is internationally recognized for ground-breaking clinical and basic-science research, and innovative approaches to medical education. The Department of Dermatology at Mount Sinai is of international stature and renown, drawing patients from around the world for treatment of inflammatory skin diseases, such as psoriasis and vitiligo. One indication of Mount Sinai's leadership in scientific investigation is its receipt during fiscal year 2005 of $174.1 million. Mount Sinai now ranks 30th among the nation's medical schools in receipt of research support from NIH.

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ABOUT PHOTOMEDEX:
-----------------

PhotoMedex is engaged in the development of proprietary excimer laser and fiber optic systems and techniques directed toward dermatological applications, with FDA approval to market the XTRAC(R) laser system for the treatment of psoriasis, vitiligo, atopic dermatitis and leukoderma. In addition, the Company provides contract medical procedures to hospitals, surgi-centers and doctors' offices, offering a wide range of products and services across multiple specialty areas, including dermatology, urology, gynecology, orthopedics, and other surgical specialties. The Company is a leader in the development, manufacturing and marketing of medical laser products and services. In addition as a result of the merger with ProCyte, PhotoMedex now develops and markets products based on its patented, clinically proven Copper Peptide technology for skin health, hair care and wound care. PhotoMedex sells directly to dermatologists, plastic and cosmetic surgeons, spas and salons and through licenses with strategic partners into the consumer market, including a long-term worldwide license agreement with Neutrogena(R), a Johnson & Johnson company. ProCyte brands include Neova(R), Ti-Silc(R), VitalCopper(R), Simple Solutions(R) and AquaSante(R).

SAFE HARBOR STATEMENT:
----------------------

Some portions of the press release will contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. While PhotoMedex is working to achieve those goals, actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, including difficulties in marketing its products and services, need for capital, competition from other companies and other factors, any of which could have an adverse effect on the business plans of PhotoMedex, its reputation in the industry or its results. In light of significant uncertainties inherent in forward-looking statements included herein, the inclusion of such information in the press release should not be regarded as a representation by PhotoMedex or its subsidiaries that the forward-looking statements will be achieved.

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